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                                                                   EX-99.B(1)(d)


                   FLAG INVESTORS TELEPHONE INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY


                  FLAG INVESTORS TELEPHONE INCOME FUND, INC. (the
"Corporation") having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution designating the Corporation's classified seventy million (70,000,000) shares of Common Stock, par value $.001 per share, having an aggregate value of $70,000.00, as follows: sixty million (60,000,000) shares are designated "Flag Investors Telephone Income Fund Class A Shares" (the "Class A Shares"), five million (5,000,000) shares are designated "Flag Investors Telephone Income Fund Class B Shares" (the "Class B Shares"), three million (3,000,000) shares are designated "Flag Investors Telephone Income Fund Class D Shares" (the "Class D Shares") and two million (2,000,000) shares remain undesignated.

                  SECOND: Immediately before the designation of the Class D Shares pursuant to these Articles Supplementary, the Corporation was authorized to issue seventy million (70,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $70,000.00, of which sixty million
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(60,000,000) shares were designated "Flag Investors Telephone Income Fund Class
A Shares", five million (5,000,000) shares were designated "Flag Investors Telephone Income Fund Class B Shares" and five million (5,000,000) shares remained undesignated.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

                  IN WITNESS WHEREOF, Flag Investors Telephone Income Fund, Inc. has caused these Articles Supplementary to be executed by one of its Vice Presidents and its corporate seal to be affixed and attested by its Secretary on this 17th day of November 1994.


[CORPORATE SEAL]

                               FLAG INVESTORS TELEPHONE INCOME FUND, INC.


                               By: /s/ Edward J. Veilleux
                                   ----------------------------------------
                                   Vice President


Attest: /s/ Brian C. Nelson
        ---------------------
        Secretary

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                  The undersigned, Vice President of FLAG INVESTORS TELEPHONE
INCOME FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                            /s/ Edward J. Veilleux
                                            ----------------------------
                                            Edward J. Veilleux

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